Exhibit 99.1

Pacific Software Inc. Considers Appointees to its Advisory Board

February 13, 2017. Laguna Hills, CA. Pacific Software Inc. (ticker symbol OTC: PFSF) is pleased to announce the establishment of an independent Advisory Board to be implemented as soon as practicable which is expected to interface with the Board of Directors of the company. The process of consideration of various qualified individuals which may serve the company in this capacity is currently underway.

The Advisory Board has been structured to assist the company in the development path of its business model as a Social Media Network platform which could generate significant political cross references and social implications amongst savvy online media followers.

In addition, the company is currently processing and updating its financial data which will be available as soon as practicable. Efforts in conjunction with its contemplated crowd funding program are also evolving as well as the identification of a suitable business partner in the Virtual Reality (VR) technology space.

Pacific Software Inc. has recently acquired Grandwall.com which intends to position itself as an Augmented Reality (AR) and Virtual Reality (VR) political social media platform. It intends to feature a state of the art “digital” wall erected on the border between Mexico and the United States of America.

Grandwall.com is a non partisan platform which may be used by social media advocates and followers in order to express their views and opinions on the highly controversial and debated topic of the construction of a physical border wall between the USA and Mexico. Also, Mr. J. Simmonds has resigned his position as director, effective February 7, 2017.

Pacific Software is in the process of organizing the initial sales campaign for its media platform Grandwall.com. Subscriptions are available to everyone and there are no restrictions on what members may publish on the digital border wall (#borderwall) as protected by the First Amendment, whether they support President Donald Trump (@RealDonaldTrump) and his proud “Make America Great Again” movement (#MakeAmericaGreatAgain) or whether they support Hillary Clinton (@HillaryClinton) and her “Stronger Together” campaign (#StrongerTogether) or any other candidate.

About Us: Pacific Software Inc. is a U.S. corporation which has acquired social media platform Grandwall.com, its software and related assets. Our team of software developers and Internet specialists have worked on projects with over 500 agencies and clients in the USA, EU, UK, and other countries. Once fully designed, engineered and online Grandwall.com may be characterized as a “third generation” social media platform in the emerging augmented reality (AR) and virtual reality (VR) technology space with worldwide applications.

Contact: For further information please visit our social network at www.grandwall.com or contact us at:

Pacific Software Inc.

23046 Avenida de la Carlota

Suite 600

Laguna Hills, CA 92653

Harrysen Mittler, Chairman and CEO

chairman@grandwall.com

Safe Harbor Notice: Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.